UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/08/2006

Knoll, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12907

Delaware	13-3873847
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1235 Water Street, East Greenville, Pennsylvania 18041
(Address of principal executive offices, including zip code)

(215) 679-7991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 8, 2006, Knoll, Inc. (the "Company") borrowed $66.0 million under its Amended and Restated Credit Agreement, dated October 3, 2005, among the Company, Bank of America, N.A., as administrative agent, UBS Securities LLC, as syndication agent, UBS Securities LLC and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, and the other lenders party thereto (the "Credit Agreement"), which Credit Agreement was previously filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on October 3, 2005 (the "October 8-K"). The Credit Agreement was amended on August 1, 2006, pursuant to (i) an incremental term loan assumption agreement (the "Term Loan Agreement") with Bank of America, N.A., as administrative agent, and the lenders party thereto and (ii) an incremental revolving loan assumption agreement (the "Revolving Loan Agreement") with Bank of America, N.A., as administrative agent, and the lenders party thereto. The Term Loan Agreement and the Revolving Loan Agreement were previously filed as Exhibits 10.1 and 10.2, respectively, to the Company's Current Report on Form 8-K filed on August 3, 2006 (the "August 8-K").   The $66.0 million was used primarily to fund the Company's previously announced purchase of 3,900,000 shares of common stock from Warburg, Pincus Ventures, L.P., which transaction closed on August 8, 2006.   The terms of payment and other material terms relating to such amount, which are governed by the Credit Agreement, are as described in the October 8-K and August 8-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knoll, Inc.

Date: August 14, 2006	By:	/s/ Patrick A. Milberger
Patrick A. Milberger
Senior Vice President, General Counsel and Secretary